                                                                    EXHIBIT 99.1

                                               Contact:    Robert B. Nolen, Jr.
                                                           President and Chief
                                                           Executive Officer
                                                           (205) 221-4111


            PINNACLE BANCSHARES ANNOUNCES RESULTS FOR FIRST QUARTER


         Jasper, Alabama (May 7, 2004) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's first quarter results of operations. For the three months ended March 31, 2004, net income was $419,000, compared with net income of $704,000 for the three months ended March 31, 2003. Net interest income after the provision for loan losses for the three months ended March 31, 2004, was $1,614,000, compared with $1,543,000 in the same period last year.


         Basic and diluted earnings per share for the three months ended March 31, 2004 were $0.27 and $0.26 per share, respectively, compared to $0.43 and $0.42 per share, respectively, for the same period last year.


         Mr. Nolen noted that a significant portion of the decrease in net income was related to losses of $78,000 on securities sales in the three months ended March 31, 2004, compared to gains of $285,000 on securities sales in the first quarter of 2003. In each of these periods Pinnacle engaged in securities transactions in response to current and anticipated economic conditions. In addition, gains on sales of loans held for sale decreased $112,000 in the first quarter of 2004 primarily due to reduced refinancings resulting from increases in interest rates.


         Mr. Nolen stated that the Company's net interest margin increased to 3.70% for the three months ended March 31, 2004, from 3.60% for the three months ended March 31, 2003.


         Mr. Nolen also noted that the provision for loan losses in the first quarter of 2004 was $147,000, compared to $268,000 in the first quarter of 2003. As a percent of total loans, the allowance for total loans receivable was 1.44% at March 31, 2004, compared to 1.37% at December 31, 2003.


         Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.

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                           PINNACLE BANCSHARES, INC.
                         Unaudited Financial Highlights
                (In Thousands, except share and per share data)


                                               Three Months Ended March 31,
                                          --------------------------------------
                                               2004                    2003
                                          -------------           -------------
Net income                                $     419,000           $     704,000
Basic earnings per share                  $        0.27           $        0.43
Diluted earnings per share                $        0.26           $        0.42
Performance ratios (annualized):
   Return on average assets                        0.80%                   1.30%
   Return on average equity                        9.58%                  14.03%
   Interest rate spread                            3.70%                   3.50%
   Net interest margin                             3.70%                   3.60%
   Operating cost to assets                        2.73%                   2.50%
Weighted average basic shares
   outstanding                                1,565,929               1,640,773
Weighted average diluted shares
   outstanding                                1,612,176            $  1,659,669
Dividends per share                       $        0.10            $       0.10
Provision for loan losses                 $     147,000            $    267,500


                                          March 31, 2004        December 31, 2003
                                          --------------        -----------------
Total assets                               $ 209,792,000          $ 208,574,000
Loans receivable, net                      $ 105,623,000          $ 105,477,000
Deposits                                   $ 181,579,000          $ 179,939,000
Total stockholders' equity                 $  20,170,000          $  19,431,000
Book value per share                       $       12.88          $       12.23
Stockholders' equity to assets ratio                9.60%                  9.30%
Asset quality ratios:
 Nonperforming loans as a percent of
   total loans                                      0.64%                  0.69%
 Nonperforming assets as a percent of
   total assets                                     0.80%                  0.84%
 Allowance for loan losses as a
 percent
   of total loans                                   1.44%                  1.37%
 Allowance for loan losses as a
 percent
   of nonperforming loans                         209.02%                201.51%